                                                                    EXHIBIT 10.1

                              CONSULTING AGREEMENT

         This Consulting Agreement (this "Agreement") is entered into effective as of April 1, 2001 by and between Morrie K. Abramson ("Consultant") and Kent Electronics Corporation, a Texas corporation (the "Company").

         WHEREAS, Consultant is a founder and the Chairman of the Board of Directors of the Company, serving prior to the date hereof as the most senior executive officer of the Company,

         WHEREAS, pursuant to the mutual agreement of the Company and Consultant, Consultant will cease to serve as an executive officer and full time employee of the Company on April 1, 2001, the effective date of this Agreement,

         WHEREAS, the Company desires for Consultant to continue to provide support, guidance and counsel to the chief executive officer of the Company during the term of this Agreement, and

         WHEREAS, this Agreement is not intended to reduce any payments or benefits to be provided to Consultant following the termination of Consultant's employment by the Company pursuant to (i) the Employment Agreement dated January 3, 1996, by and between Consultant and the Company, as amended (the "Employment Agreement") or (ii) the Executive Healthcare Benefits and Consulting Agreement between the Company and the Consultant dated January 27, 1993 (the "Medical Benefits Agreement"),

         NOW, THEREFORE, in consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

         The parties agree as follows:

         1. Extent of Services

             1.1 Duties.


             (a) The Company hereby agrees to engage Consultant, and Consultant hereby agrees to be engaged by the Company, to provide executive consulting services to the Company. It is recognized that the services to be rendered by Consultant are of such a nature as to be peculiarly rendered by Consultant, encompass the individual ability of Consultant and cannot be measured exclusively in terms of hours or services rendered in any particular period. Subject to the authority of the Company's Board of Directors (the "Board"), it is presently intended that Consultant will serve as Chairman of the Board of Directors of the Company.

             (b) Consultant shall, in the capacity of an independent contractor, function as an advisor and consultant to the then current management of the Company and, in such capacity, Consultant shall as reasonably requested by the Board or the chief executive officer of the Company from time to time (i) furnish his advice, information, judgment and knowledge with respect to business methods, practices, history, customers, employees and suppliers of the Company, (ii) generally advise and consult with management regarding matters affecting the Company's business and affairs, and (iii) attend meetings and serve on committees as he may be requested from time to time to accomplish the foregoing duties. In addition, if so requested by the Company at any time during the term of this Agreement, Consultant shall, upon reasonable notice, furnish such information and assistance to the Company in connection with any litigation, arbitration or other dispute or controversy in which the Company or any of its affiliates is, or may become, involved and in which Consultant is not involved as an adverse or potentially adverse party.

             1.2 Limitations. Consultant shall not be required to perform any duties described in this Section 1 at any place other than in the Houston, Texas metropolitan area without his consent. Consultant shall not be required to perform any duties described in this Section 1 during any period in which Consultant is prevented from performing such duties due to an illness or accident. Consultant shall not be required to provide the Company more than 500 hours of services during any twelve month period, and Consultant shall not be required to provide more than 20 hours of services in any calendar week. In addition, Consultant shall be entitled to advise Company of periods of time, not to exceed four consecutive weeks, during which he will be unavailable for consulting, whether due to personal vacations or other reasons; provided, however, that Consultant shall not be entitled to designate more than four weeks of such unavailability during any three month period.

             1.3 Other Activities. Nothing in this Agreement shall preclude Consultant from serving as a director or member of a committee of any organization involving no conflict of interest with the interests of the Company, from engaging in charitable and community activities, or from managing his personal investments, provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

             1.4 Independent Contractor.

                 (a) It is expressly understood and agreed that Consultant shall act as an independent contractor in the undertaking of all consulting assignments hereunder; Consultant is not an employee of, nor employed by, the Company. Consultant shall utilize his own means and methods of accomplishing the consulting projects assigned to him by the Company from time to time and shall not be subject to the supervision, direction or control of the Company with respect to the details of such work.

                 (b) Executive shall function solely as an independent contractor; therefore, it is expressly understood and agreed that, with respect to the duties described in Section 1.1, no employee-employer relationship shall exist between the Company and Consultant with respect to Consultant's provision of consulting services hereunder. Accordingly, (i) Consultant shall have no right to be covered, or accrue service credit, as an active employee under any of the employee benefit plans or programs maintained by the Company for its employees, except to the extent set forth in this Agreement, and (ii) except as otherwise required by law, the Company shall have no right or responsibility to withhold from Consultant's consulting fees or any other taxable income provided to Consultant hereunder, any federal income tax withholding, FICA taxes, unemployment taxes or other taxes or amounts required to be withheld from the compensation of employees under any state or federal law or regulation.

                 (c) At the end of each calendar year during the term of this Agreement, the Company shall provide IRS Forms 1099 (or its successor) to Consultant that show the amounts paid hereunder to or on behalf of Consultant during the calendar year that are required to be included in the taxable income of Consultant for such year. Taxable income shall be determined by the Company in accordance with applicable tax law and regulation.

         2. Term. Subject to the provisions for earlier termination provided herein, and conditioned upon Consultant not being unable to commence his engagement hereunder on April 1, 2001 due to his death or Disability, the term of this Agreement and the term of Consultant's engagement by the Company shall commence on April 1, 2001 and continue uninterrupted until April 1, 2006 ("Consulting Term").

         3. Compensation. In consideration of the services to be rendered pursuant to this Agreement by Consultant to the Company, Consultant shall be compensated as set forth in this Agreement, including this Section 3.

             3.1 Cash Consulting Fee.

                 During the Consulting Term, the Company shall pay, or cause to be paid, to Consultant in equal monthly installments the sum of $250,000 per year (the "Consulting Fee"), for services rendered under this Agreement. The Consulting Fee shall be prorated on a daily basis in the first and last month of the Consulting Term, if not full months.

             3.2 Additional Benefits.

                 (a) As additional consideration for Consultant's services hereunder, and subject to the authority of the Board, during the Consulting Term Consultant shall be entitled to receive all benefits (other than benefits under cash bonus, stock or other equity incentive plans) consistent with Consultant's position as Chairman of the Board and, to the extent permitted by law and the Company's benefit plans, comparable to those provided to Consultant during his prior service as chief executive officer of the Company. In order for Consultant to perform his services under this Agreement, Consultant shall be provided with the full-time use of an automobile (or an automobile allowance) consistent with the Company's corporate policy on automobiles as in effect from time to time. Subject to the Company's other contractual obligations to Consultant, the Company reserves the right, through action taken by the Board, to modify, suspend or discontinue any and all benefits referred to in this Section 3.2 at any time without recourse by Consultant so long as such action is taken generally with respect to the Company's senior executives and does not single out Consultant.

                 (b) The Company will, for so long as Consultant may have liability to any person for actions taken or omissions by Consultant in his capacity as a director of the Company and so long as available on a commercially reasonable basis, maintain in effect directors' and officers' liability insurance covering Consultant on terms no less favorable than the directors' and officers' liability insurance maintained by the Company in effect on the date hereof in terms of coverage and amounts. In addition, for so long as Consultant may have liability to any person for actions taken or omissions by Consultant in his capacity as a director or agent of the Company, the Company shall not terminate or amend any provisions of the Company's articles of incorporation, bylaws or other organizational documents so as to reduce or otherwise adversely affect Consultant's rights to indemnification from the Company or the limitation or elimination of Consultant's liability to the Company or its shareholders for monetary damages to terms less favorable than those in effect on the date hereof.

             3.3 Working Facilities; Expenses.

                 (a) Consultant shall be provided with office space and appropriate support services at the Company's executive offices as needed to fulfill his duties hereunder. Without limiting the scope of the previous sentence, to the extent that Consultant so desires, the Company shall provide Consultant with a private, furnished office and an administrative assistant commensurate with his executive position with the Company at the time of his retirement.

                 (b) Consultant shall be reimbursed for all expenses reasonably incurred in the furtherance of the business of the Company during the Consulting Term. Consultant shall keep complete and accurate records of all expenditures such that Consultant may fully account to the Company's chief executive officer or Board, if requested, or as may then be required by the Internal Revenue Service.

             3.4 Benefits Following Termination of Engagement.

                 (a) As additional consideration for Consultant's services hereunder, upon the termination of Consultant's engagement by the Company, due to death, Disability, termination by the Consultant (whether or not for Good Reason), or termination by the Company (whether or not for Just Cause), the Company shall, commencing on the first day of the month following the date of the termination of Consultant's engagement, pay, or cause to be paid, to Consultant in equal monthly installments, an annual amount equal to $250,000 per year (the "Additional Annual Amount"), for a period equal to the greater of
         (x) 15 years, (y) the life of Consultant, or (z) the life of Rolaine S. Abramson so long as she is married to Consultant at the date of Consultant's death ("Consultant's Spouse"); and provided further that Consultant shall not be entitled to any amounts under this Section 3.4 if Consultant's engagement is terminated prior to a Change in Control for Just Cause or without Good Reason. In addition, the Additional Annual Amount shall be adjusted annually to reflect increases in the cost of living after the date of termination of Consultant's engagement by the Company hereunder, as measured by the Consumer Price Index ("CPI") for all urban consumers calculated by the Bureau of Labor Statistics (or any successor or replacement index).

                           (i) If Consultant shall die before Consultant's
                  Spouse and Consultant's Spouse is married to Consultant at the date of Consultant's death, whether before or after the payments of the Additional Annual Amount described above shall have commenced, then the Additional Annual Amount shall be paid in monthly installments to Consultant's Spouse. If Consultant's Spouse then dies before all amounts required to be paid have been paid, then, upon the death of Consultant's Spouse, any remaining payments of the Additional Annual Amount shall be made to the personal representative of the estate of Consultant's Spouse, to pass as a part thereof.

                           (ii) If Consultant's Spouse shall die before
                  Consultant, then any community property interest of Consultant's Spouse in this Agreement shall vest in Consultant. If Consultant then dies before all amounts required to be paid have been paid, then, upon Consultant's death, any remaining payments of the Additional Annual Amount shall be made to Consultant's beneficiary designated in writing to the Company by Consultant, or in the absence thereof, to the personal representative of the estate of Consultant, to pass as a part thereof.

                 (b) Upon the termination of Consultant's engagement by the Company, whether due to death, Disability, resignation (whether or not for Good Reason) or discharge (whether or not for Just Cause), the Company shall secure its obligations under this Section 3.4 as described below. In the case of a termination of Consultant's engagement (whether or not after any Change in Control), the Company shall pay to Consultant cash in an amount sufficient to permit Consultant to purchase a fully paid annuity contract issued by an insurance company acceptable to Consultant, in his sole discretion, providing for the payment to Consultant of the amounts required to be paid pursuant to this Section 3.4 ("Section 3.4 Payments"), and shall also pay to Consultant cash in an amount sufficient to pay Consultant's income taxes (calculated at the highest marginal federal income tax rate and after taking into account any applicable surtaxes and other generally applicable taxes which would have the effect of increasing the marginal federal income tax rate, and, if applicable, at the highest marginal state income tax rate in effect in the State of Texas) payable upon receipt of any such annuity contract (which payment of income taxes and its effect on the taxability of the payments under the annuity contract shall be taken into account in establishing the annuity contract, which will be designed to provide Consultant with the same after-tax benefit that he would have received if the Company directly made the Section 3.4 Payments assuming the highest federal and Texas marginal income tax rates in effect at the time of the establishment of the annuity); provided however, that such cash payment to Consultant to purchase this annuity shall not release the Company from its obligations hereunder in the event that as a result of changes in the CPI such cash is not sufficient to make the payments required by this Section 3.4.

                       (c) Upon the effective date of this Agreement, on the request of the Consultant the Company shall establish a "rabbi trust" for the benefit of Consultant into which there shall be contributed by the Company cash in an amount sufficient to purchase the annuity contract and pay the anticipated income taxes contemplated by the preceding paragraph (b) upon the termination of Consultant's engagement at any time during the term of this Agreement without any regard as to whether such termination is for Just Cause or without Good Reason prior to a Change in Control. Any instruments establishing such rabbi trust shall in all respects be satisfactory in form and substance to Consultant and his counsel.

                  3.5 Incapacity. If Consultant or any other person entitled to the payment of benefits hereunder shall at the time any payment is due be incapacitated, the Company shall make such payment to the legally appointed conservator or guardian of such person, or if no conservatorship or guardianship shall have been established, the Company may, in the case of temporary incapacity, apply such payment, or any portion thereof, for the benefit of such person.

                  3.6 Offsets. The compensation and benefits provided hereunder are in addition to all other compensation and benefits provided by the Company or by any other employer of Consultant, or by any governmental agency, and shall not be reduced by any amount payable under any pension or retirement arrangement, social security, or any other government benefit or payment. In addition, the Company hereby agrees that in the event of any dispute with respect to the payment of compensation or benefits to Consultant hereunder that the Company shall not have the right to withhold any such payments or to offset against any such payments any other amounts that may otherwise be payable or owed by Consultant to the Company, except in accordance with an order obtained pursuant to the procedures described in Section 6 hereof.

         4. Confidential Information; Non-Competition.

                  4.1 General. Consultant acknowledges that during his engagement by, and as a result of his relationship with, the Company he will obtain knowledge of and gain access to information regarding the Company's (including for purposes of this Section 4 all former, current, and future subsidiaries of the Company) business, operations, products, proposed products, production methods, processes, customer lists, advertising, marketing and promotional plans and materials, price lists, pricing policies, financial information and other trade secrets, confidential information and material proprietary to the Company or designated as being confidential by the Company which is not generally known by non-Company personnel, including information and material originated, discovered or developed in whole or in part by Consultant (collectively referred to herein as "Confidential Information"). Consultant agrees that during the term of this Agreement and, to the fullest extent permitted by law, thereafter, he will, in a fiduciary capacity for the benefit of the Company, hold all Confidential Information strictly in confidence and will not directly or indirectly reveal, report, disclose, publish or transfer any of such Confidential Information to any person, firm or other entity or utilize any of the Confidential Information for any purpose, except in furtherance of the Company's business or his engagement under this Agreement.

                  4.2 Return of Materials. Consultant agrees that upon the expiration or earlier termination of this Agreement he will at the Company's request surrender and return to the Company all lists, books, records and other Confidential Information of the Company, or obtained in connection with the Company's business, it being expressly acknowledged by Consultant that all such items are the exclusive property of the Company, and Consultant shall not make or retain any copies thereof.

                  4.3 Non-Competition. Consultant agrees that during the term of this Agreement he will neither directly nor indirectly engage in a business competing with any of the businesses conducted by the Company or any of its subsidiaries, nor without the prior written consent of the Company's chief executive officer or the Board, directly or indirectly have any equity interest in, own, manage, operate, control, be connected with as a stockholder, joint venturer, director, officer, employee, partner or consultant, or otherwise engage, invest or participate in any business which is competitive with any of the businesses conducted by the Company or by any subsidiary of the Company; provided, however, that nothing contained in this Section 4.3 shall prevent Consultant from investing or trading in stocks, bonds, commodities, securities, real estate or other forms of investment for his own account and benefit (directly or indirectly), so long as such investment activities do not interfere with Consultant's services to be rendered hereunder and are consistent with the conflict of interest provisions contained in the Company's Business Ethics Policy as it exists from time to time.

         5. Termination Prior to Expiration of Term. This Agreement shall terminate and be null and void ab initio, and Consultant's engagement and his rights under this Agreement shall terminate, on April 1, 2001 without any liability of the Company to Consultant if Consultant is unable to commence his engagement hereunder due to his death or Disability. Consultant's engagement, and his rights under this Agreement, may be terminated during the Consulting Term only as provided below in this Section 5.

            5.1 Discharge or Resignation.

                 (a) Consultant may be discharged prior to the expiration of the term of this Agreement only for Just Cause. For the purpose of any provision of this Agreement, the termination of Consultant's engagement shall be deemed to have been for "Just Cause" only: (i) if termination of his engagement shall have been the result of an act or acts of dishonesty on the part of Consultant constituting a felony and resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Company, or (ii) if during the Consulting Term there has been a breach by Consultant of the provisions of Section 1 above, relating to the provision of executive consulting services to the Company, or of Section 4, relating to Confidential Information and non-competition, and such breach results in demonstrable material injury to the Company, and with respect to any alleged breach of Section 1 or Section 4, Consultant shall have either failed to remedy such alleged breach within 30 days after his receipt of written notice from the Company pursuant to a resolution duly adopted by the Board after notice to the Consultant and an opportunity to be heard demanding that he remedy such alleged breach, or shall have failed to take all reasonable steps to that end during such 30-day period and thereafter; provided, that there shall have been delivered to Consultant a certified copy of the resolution of the Board adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (other than Consultant, if he is then a member of the Board) at a meeting called and held for that purpose and at which Consultant was given an opportunity to be heard, finding that Consultant was guilty of conduct set forth in subparagraphs (i) or (ii) above, specifying the particulars thereof in detail. "Just Cause" shall not include the death or Disability of Consultant.

                 (b) Anything in this Section 5.1 or elsewhere in this Agreement to the contrary notwithstanding, the engagement of Consultant shall in no event be considered to have been terminated for Just Cause if termination of his engagement took place as the result of (i) bad judgment or negligence on the part of Consultant; (ii) an act or omission without intent of gaining therefrom directly or indirectly a profit to which Consultant was not legally entitled; (iii) an act or omission believed by Consultant in good faith to have been in or not opposed to the interests of the Company; (iv) an act or omission in respect of which a determination could properly be made that Consultant met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the laws of the state of incorporation of the Company or pursuant to the terms of any policy of directors' and officers' liability insurance that may be applicable to directors and officers of the Company, in each case as in effect at the time of such act or omission; (v) an act or omission which occurred more than 12 calendar months prior to the Consultant's having been given notice of the termination of his engagement for such act or omission unless the commission of such act or such omission could not at the time of such commission or omission have been known to the Company's chief executive officer or a member of the Board (other than Consultant, if he is then a member of the Board), in which case more than 12 calendar months from the date that the commission of such act or such omission was or could reasonably have been so known; or (vi) a continuing course of action which commenced and was or could reasonably have been known to the Company's chief executive officer or a member of the Board (other than Consultant) more than 12 calendar months prior to notice having been given to Consultant of the termination of his engagement.

                 (c) Consultant may resign prior to the expiration of the term of this Agreement for Good Reason at any time upon providing written notice to the Company and the Consultant's continued engagement with the Company after an event constituting Good Reason has occurred shall not be deemed a waiver of the Consultant's right to terminate his engagement for such Good Reason at any time after the event and receive the benefits under Section 5.1(d)(ii). "Good Reason" shall mean (i) any reduction or attempted reduction of compensation or benefits below that required by Section 3, (ii) any failure to appoint, reappoint, elect or reelect Consultant to, or any removal of Consultant from, the positions of (1) Chairman of the Board of Directors (or any comparable position determined by Consultant) of the Company or any entity succeeding to the business of the Company and (2) the Chairman of the Board of Directors (or any comparable position determined by Consultant) of any entity directly or indirectly controlling the Company or any entity succeeding to the business of the Company, or
         (iii) the material failure by the Company to fulfill its obligations under this Agreement, to the extent not remedied in a reasonable period of time, but in no event more than 30 days, after receipt of written notice from Consultant specifying the material failure by the Company.

                           (d) (i) If prior to a Change in Control Consultant is
                  discharged for Just Cause or resigns without Good Reason, the Company shall not be obligated to pay Consultant any sums of money pursuant to Section 3.1 other than a cash lump sum payment equal to the Consulting Fee due Consultant as of the date of discharge or resignation. Consultant's other compensation and benefits under this Agreement shall not be impaired or otherwise adversely affected by termination of Consultant's engagement; provided, however, that Consultant shall not be entitled to any amounts under Section 3.4 or
                  Section 5.1(d)(iii) if Consultant's engagement is terminated prior to a Change in Control for Just Cause or without Good Reason.

                               (ii) If prior to a Change in Control Consultant
                  is discharged without Just Cause or resigns for Good Reason, Consultant shall be entitled to the following:

                                    (1) a cash lump sum payment equal to the
                                Consulting Fee due Consultant pursuant to
                                Section 3.1 as of the date of discharge or resignation; plus

                                    (2) a cash lump sum payment equal to the
                                Consulting Fee pursuant to Section 3.1 which would be received by Consultant for the remainder of the Consulting Term. The entire lump sum amount shall be paid concurrent with any discharge or within 3 business days of the date of any resignation. Consultant shall have no duty to mitigate or attempt to mitigate his damages. Consultant's other compensation and benefits under this Agreement, including without limitation those provided pursuant to Sections
                                3.4 and 5.1(d)(iv), shall not be impaired or otherwise adversely affected by termination of Consultant's engagement.

                               (iii) If Consultant's engagement is terminated
                  (whether through discharge by the Company or the resignation of Consultant) after a Change in Control (even if for Just Cause or without Good Reason), Consultant, or his spouse, estate or otherwise designated beneficiary, as the case may be, shall be entitled to the following:

                                    (1) a cash lump sum payment equal to the
                                Consulting Fee due Consultant pursuant to
                                Section 3.1 as of the date of discharge or resignation; plus

                                    (2) a cash lump sum payment equal to the
                                product of five times the highest annual cash compensation which was received or earned by Consultant from the Company in respect of any year during which the Employment Agreement was in force. The entire lump sum amount shall be paid concurrent with any discharge or within 3 business days of the date of any resignation. Consultant shall have no duty to mitigate or attempt to mitigate his damages. Consultant's other compensation and benefits under this Agreement, including without limitation those provided pursuant to Section 3.4, shall not be impaired or otherwise adversely affected by termination of Consultant's engagement.

                           (iv) If prior to a Change in Control Consultant is
                  discharged without Just Cause or resigns for Good Reason, and a Change in Control occurs before the expiration of the Consulting Term, in addition to any payments to which he is entitled under Section 5.1(d)(ii), Consultant shall be entitled to a cash lump sum payment equal to the excess of (1) the product of five times the highest annual cash compensation which was received by Consultant from the Company in any year during which the Employment Agreement was in force, over (2) the amount of any payment made to Consultant pursuant to
                  Section 5.1(d)(ii)(2). The entire lump sum amount shall be paid concurrent with any such Change in Control.

                    (e) For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred on the earliest of the following dates:

                           (i) The date any entity or person (including a
                  "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, or any comparable successor provisions) shall have become the beneficial owner of, or shall have obtained voting control over, twenty percent (20%) or more of the then outstanding common shares of the Company;

                           (ii) (1) The date the stockholders of the Company
                  approve a definitive agreement to sell or otherwise dispose of substantially all the assets of the Company, or to merge or consolidate the Company with or into another corporation, in which the Company is not the continuing or surviving corporation or pursuant to which any common shares of the Company would be converted into cash, securities or other property of another corporation, other than a merger of the Company in which holders of common shares immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (2) the date the Company enters into a binding agreement to sell or otherwise transfer (including without limitation by merger or consolidation) to one or more unaffiliated entities or persons not less than a majority of the outstanding capital stock of the Company; or

                           (iii) The date upon which, during any period of two
                  consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the "Company Board") cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each new Company Board member was approved by a vote of at least three-fourths of the Company Board members then still in office who were Company Board members at the beginning of such period.

                  5.2 Disability. In the case of the determination of a Disability as of April 1, 2001, the term "Disability" shall mean an illness or accident which prevents, and is reasonably anticipated to prevent, Consultant from performing with reasonable accommodation by the Company his duties under this Agreement for a period of 12 consecutive months commencing April 1, 2001. In the case of the determination of a Disability during the Consulting Term after April 1, 2001, the term "Disability" shall mean an illness or accident which prevents Consultant from performing with reasonable accommodation by the Company his duties under this Agreement for a period of 12 consecutive months. In the absence of fraud, any determination by Consultant's physician whether or not Consultant has suffered a Disability or whether or not an illness or accident prevents, or is reasonably anticipated to prevent, Consultant from performing any of his duties under this Agreement shall be conclusive and binding on the Company for purposes of this Agreement. Unless Consultant shall have returned to performance of his duties in accordance with the terms hereof within such 12-month period, the Consulting Term under this Agreement shall be deemed to have ended as of the close of business on the last day of such 12-month period. In the event of the Disability of Consultant resulting in the termination of the Consulting Term, Consultant shall be entitled to the full Consulting Fee and benefits provided for in Section 3 above for the period of such Disability, but shall not receive the Consulting Fee pursuant to Section 3.1 for a period in excess of 12 months after the onset of such Disability. Consultant's other compensation and benefits under this Agreement, including without limitation those provided pursuant to Section 3.4 but excluding those provided pursuant to Section 5.1(d)(iii), shall not be impaired or otherwise adversely affected by termination of Consultant's engagement on account of Disability.

                  5.3 Death. The death of Consultant shall result in the termination of the Consulting Term, and Consultant's Spouse, or if Consultant's Spouse predeceases him, the personal representative of the estate of Consultant or designated beneficiary shall be entitled to the benefits described in Section 3, including, without limitation, Section
         3.4. The Company shall not be obligated to pay Consultant's Spouse, or if Consultant's Spouse predeceases him, the personal representative of the estate of Consultant or designated beneficiary any sums of money pursuant to Section 3.1 other than a cash lump sum payment equal to the Consulting Fee due Consultant pursuant to Section 3.1 as of the date of death. Consultant's other compensation and benefits under this Agreement, including without limitation those provided pursuant to Section 3.4 but excluding those provided pursuant to Section 5.1(d)(iii), shall not be impaired or otherwise adversely affected by termination of Consultant's engagement on account of death.

                  5.4 Requirement of Bonus Payment In Certain Circumstances.

                      (a) In the event that Consultant is deemed to have received an excess parachute payment (as such term is defined in Section 280G(b) of the Code) which is subject to the excise taxes (the "Excise Taxes") imposed by Section 4999 of the Code in respect of any payment of compensation to Consultant from the Company pursuant to this Agreement, in whatever form, the Company shall make the Bonus Payment (as defined below) to Consultant promptly after the date on which Consultant received or is deemed to have received any excess parachute payments.

                      (b) The term "Bonus Payment" means a cash payment in an amount equal to the sum of (A) all Excise Taxes payable by Consultant, plus (B) all additional Excise Taxes and federal or state income taxes to the extent such taxes are imposed in respect of the Bonus Payment, such that Consultant shall be in the same after-tax position and shall have received the same benefits that he would have received if the Excise Taxes had not been imposed. For purposes of calculating any income taxes attributable to the Bonus Payment, Consultant shall be deemed for all purposes to be paying income taxes at the highest marginal federal income tax rate, taking into account any applicable surtaxes and other generally applicable taxes which have the effect of increasing the marginal federal income tax rate and, if applicable, at the highest marginal state income tax rate to which the Bonus Payment and Consultant are subject. An example of the calculation of the Bonus Payment is set forth below: Assume that the Excise Tax rate is 20%, that the highest federal marginal income tax rate is 40% and that Consultant is not subject to state income taxes. Assume that Consultant has received an excess parachute payment in the amount of $500,000, on which $100,000 in Excise Taxes are payable. The amount of the required Bonus Payment is $250,000. The Bonus Payment, less Excise Taxes of $50,000 and income taxes of $100,000, yields $100,000, the amount of the Excise Taxes payable in respect of the excess parachute payment.

                      (c) Consultant agrees to cooperate reasonably with the Company to minimize the amount of the excess parachute payments, including without limitation assisting the Company in establishing that some or all of the payments received by Consultant contingent on a change described in Section 280G(b)(2)(A)(i) of the Code are reasonable compensation for personal services actually rendered by Consultant before the date of such change or to be rendered by Consultant on or after the date of such change. In the event that the Company is able to establish that the amount of the excess parachute payments is less than originally anticipated by Consultant, Consultant shall refund to the Company any excess Bonus Payment to the extent not required to pay Excise Taxes or income taxes (including those incurred in respect of the payment of the Bonus Payment). Notwithstanding the foregoing, Consultant shall not be required to take any actions which his tax advisor advises him in writing (i) is improper or (ii) exposes Consultant to material personal liability, and Consultant may require the Company to deliver to

         Consultant an indemnification agreement in form and substance satisfactory to Consultant as a condition to taking any action required by this Section 5.4.

                      (d) The Company shall make any payment required to be made under this Agreement in cash and on demand. Any payment required to be paid by the Company under this Agreement which is not paid within five days of receipt by the Company of Consultant's demand therefor shall thereafter be deemed delinquent, and the Company shall pay to Consultant immediately upon demand interest at the highest nonusurious rate per annum allowed by applicable law from the date such payment becomes delinquent to the date of payment of such delinquent sum.

                      (e) In the event that there is any change to the Code which results in the recodification of Section 280G or Section 4999 of the Code, or in the event that either such section of the Code is amended, replaced or supplemented by other provisions of the Code of similar import ("Successor Provisions"), then this Agreement shall be applied and enforced with respect to such new Code provisions in a manner consistent with the intent of the parties as expressed herein, which is to assure that Consultant is in the same after-tax position and has received the same benefits that he would have been in and received if any taxes imposed by Section 4999 or any Successor Provisions had not been imposed.

         6. Arbitration.

            6.1 General. In the event that Consultant's engagement shall be terminated by the Company during the term of this Agreement and such termination is alleged to be for Just Cause, or Consultant's right to terminate his engagement for Good Reason under Section 5.1(c) shall be questioned by the Company, or for any other reason, or in the event of any other dispute arising under or in connection with this Agreement, Consultant shall have the right, in addition to all other rights and remedies provided by law, at his sole election either to seek arbitration in Houston, Texas under the rules of the American Arbitration Association (the "AAA") by serving a notice to arbitrate upon the Company or to institute a judicial proceeding in a court of competent jurisdiction located in Harris County, Texas. The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach an agreement upon the appointment of an arbitrator within 30 days following the receipt by the Company of Consultant's desire to arbitrate, the arbitrator shall be selected from a panel or panels of persons submitted by the AAA. The selection process shall be that which is set forth in the AAA Commercial Arbitration Rules then prevailing. In the event that the Company institutes any legal proceeding against Consultant to resolve a dispute under this Agreement, Consultant shall have the right either to seek arbitration in Houston, Texas or to institute a judicial proceeding in a court located in Harris County, Texas, as provided in the preceding sentence, and the Company shall dismiss its proceeding or take such other action as may be reasonably requested by Consultant in order for such proceeding to be brought in the forum selected by Consultant in accordance with the preceding sentence. Any award rendered pursuant to this Section 6.1 shall be final and binding on the parties to this Agreement.

            6.2 Procedure. The Company shall have the burden of proving Just Cause for any discharge of Consultant under Section 6.1, and the Company shall have the burden of proving that Good Reason did not exist in respect of any resignation by Consultant. Judgment upon any award of any arbitrator may be entered in any court having jurisdiction, or application may be made to any such court for the judicial acceptance of the award and for an order of enforcement.

            6.3 Costs and Expenses. The Company shall pay the fees of any arbitrator, witnesses and such other expenses as may be generated by an arbitration, except Consultant's attorneys' fees, unless the arbitrator concludes that such arbitration procedure was not instituted in good faith by Consultant. In such event the arbitrator shall be empowered to allocate fees and assess costs and other expenses of the arbitration, except attorneys' fees, as the arbitrator may deem appropriate, bearing in mind the relative financial abilities of the parties and the respective merits of their positions.

         7. Non-Assignment. This Agreement shall not be assignable nor the duties hereunder delegable by Consultant. None of the payments hereunder may be encumbered, transferred or in any way anticipated. The Company shall not assign this Agreement nor shall the Company directly or indirectly transfer (including without limitation by merger, share exchange or consolidation) all or any substantial part of the stock or assets of the Company without first obtaining in conjunction with such transfer the express assumption of all of its obligations in this Agreement by the successor, assignee or transferee and each entity directly or indirectly controlling the Company or any such successor, assignee or transferee.

         8. Remedies. Consultant acknowledges that the services he is to render under this Agreement are of a unique and special nature, the loss of which cannot reasonably or adequately be compensated for in monetary damages, and that irreparable injury and damage will result to the Company in the event of any default or breach of this Agreement by Consultant. Because of the unique nature of the Confidential Information, Consultant further acknowledges and agrees that the Company will suffer irreparable harm if Consultant fails to comply with his obligations in Section 4 hereof and that monetary damages would be inadequate to compensate the Company for such breach. Accordingly, Consultant agrees that the Company will, in addition to any other remedies available to either of them at law, in equity or, without limitation, otherwise, be entitled to injunctive relief or specific performance to enforce the terms, or prevent or remedy the violation, of any provisions of this Agreement. This provision shall not constitute a waiver by the Company of any rights to damages or other remedies which it may have pursuant to this Agreement or otherwise.

         9. Survival. The provisions of Sections 4.1, 4.2, 6 and 8 shall survive the expiration or earlier termination of this Agreement.

         10. Notices. Any notices or other communications relating to this Agreement shall be in writing and delivered personally or mailed by certified mail, return receipt requested, to the party concerned at the address set forth below:

             If to the Company:      Kent Electronics Corporation
                                     7433 Harwin Drive
                                     Houston, Texas 77036
                                     Attn: Chief Executive Officer

             If to Consultant:       At his residence address as maintained by
                                     the Company in the regular course of its business.

Either party may change the address for the giving of notices at any time by notice given to the other party under the provisions of this Section 10.

         11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may not be changed orally, but only by an agreement in writing signed by both parties.

         12. Construction. This Agreement shall be governed under and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof. The paragraph headings and captions contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement. It is intended by the parties that this Agreement be interpreted in accordance with its fair and simple meaning, not for or against either party, and neither party shall be deemed to be the drafter of this Agreement.

         13. Severability. If any portion or provisions of this Agreement is determined to be invalid, illegal or unenforceable, the remaining portions or provisions hereof shall not be affected.

         14. Binding Effect. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the permitted successors, assigns, heirs, administrators, executors and personal representatives of the parties.

         15. Other Agreements. Upon the execution of this Agreement, Consultant shall no longer be an employee of the Company. All other agreements or arrangements of the Company with or for the benefit of the Consultant in effect on the date hereof shall remain effective, including but not limited to the obligations of the Company under the Employment Agreement, the Medical Benefits Agreement and that certain Agreement dated March 16, 1993 between the Company and Consultant requiring a Bonus Payment in the event Consultant is deemed to have received an excess parachute payment under Section 280G of the Code, and the parties hereto agree that such agreements shall be unaffected except as expressly modified by this Agreement. The parties agree that sections 1 and 3 of the Medical Benefits Agreement are no longer of any effect, such sections being superseded by the provisions hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.



                             /s/ Morrie K. Abramson
                             ---------------------------------------
                             Morrie K. Abramson


                             KENT ELECTRONICS CORPORATION


                             By: /s/ Larry D. Olson
                                 -----------------------------------
                                 Larry D. Olson
                                 Chief Executive Officer and President